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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: OCTOBER 10, 1996

                                  COLE TAYLOR
                             FINANCIAL GROUP, INC.
              EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER

        DELAWARE                    0-23854                       36-3235321
     STATE OR OTHER                COMMISSION                   I.R.S EMPLOYER
    JURISDICTION OF                 FILE NO.                    IDENTIFICATION
    INCORPORATION OR                                                NUMBER
      ORGANIZATION

                        350 EAST DUNDEE ROAD, SUITE 300
                         WHEELING, ILLINOIS 60090-3199
                     ADDRESS OF PRINCIPAL EXECUTIVE OFFICES
                                 (847) 537-0020
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

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

ITEM 5. OTHER EVENTS

  On June 12, 1996 (the "Measurement Date"), Cole Taylor Financial Group, Inc. (the "Company") entered into a Share Exchange Agreement with Jeffrey W. Taylor, Sidney J Taylor, Bruce W. Taylor and certain other members of the Taylor family. The transactions contemplated by the Share Exchange Agreement include the Company's exchange ("the Split-Off") of (a) all of the capital stock of a newly formed subsidiary of the Company holding, among other things, all of the capital stock of Cole Taylor Bank (the "Bank") and CT Mortgage Company (the "Mortgage Company") for (b) shares of Common Stock of the Company owned by the Taylor family and, possibly, certain other parties. As of the Measurement Date, the Company's banking segment, consisting of the Bank and the Mortgage Company, qualifies as discontinued operations as defined in Accounting Principles Board Opinion No. 30.

  This Form 8-K is filed solely to provide (i) the Company's historical financial statements restated for discontinued operations (the "Restated Financials"), reflecting the reclassification of the Company's historical consolidated financial statements for 1995, 1994 and 1993 to present the net assets and the results of operations of the banking segment as a separate component, and (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations based upon the Restated Financials.

  Management's Discussion and Analysis of Financial Condition and Results of Operations based upon the Restated Financials is included on pages 27 through 39 of this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  The following Restated Financials, and Notes thereto, are included on pages 3 through 26 of this Form 8-K:

    Report of KPMG Peat Marwick LLP

    Report of Coopers & Lybrand L.L.P.

    Historical Consolidated Balance Sheets restated for discontinued operations as of December 31, 1995 and 1994

    Historical Consolidated Statements of Income restated for discontinued operations for the years ended December 31, 1995, 1994 and 1993

    Historical Consolidated Statements of Changes in Stockholders' Equity restated for discontinued operations for the years ended December 31, 1995, 1994 and 1993

    Historical Consolidated Statements of Cash Flows restated for discontinued operations for the years ended December 31, 1995, 1994 and 1993

    Notes to Consolidated Financial Statements

  The following Exhibit is filed with this Form 8-K:

    Exhibit 27.1 Financial Data Schedule

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of Cole Taylor Financial Group, Inc.:

  We have audited the historical consolidated balance sheets restated for discontinued operations of Cole Taylor Financial Group, Inc. and subsidiaries ("the Company") as of December 31, 1995 and 1994, and the related historical consolidated statements of income, changes in stockholders' equity and cash flows restated for discontinued operations for the years then ended. These historical consolidated financial statements restated for discontinued operations are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical consolidated financial statements restated for discontinued operations based on our audits. The accompanying historical consolidated statement of income, changes in stockholders' equity and cash flows restated for discontinued operations of the Company for the year ended December 31, 1993, were audited by other auditors whose report dated January 25, 1994, January 28, 1994, and October 2, 1996, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the 1995 and 1994 historical consolidated financial statements restated for discontinued operations referred to above present fairly, in all material respects, the financial position of Cole Taylor Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

January 24, 1996, except for
Notes 2 and 13 as to which
the date is October 8, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Cole Taylor Financial Group, Inc.

  We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Cole Taylor Financial Group, Inc. and subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Cole Taylor Financial Group, Inc. and Subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Chicago, Illinois
January 25, 1994, except as to
 the information presented in
 Note 8 for which the date
 is January 28, 1994, and
 Notes 2 and 13 for which
 the date is October 2, 1996.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

      HISTORICAL FINANCIAL STATEMENTS RESTATED FOR DISCONTINUED OPERATIONS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                          ASSETS
                          ------
Cash....................................................... $  3,375  $    430
Short-term investments.....................................    1,454     5,200
Finance receivables........................................  231,726    93,653
Less nonrefundable dealer discounts........................  (12,655)   (5,351)
                                                            --------  --------
  Finance receivables, net.................................  219,071    88,302
Other assets...............................................   10,009     2,665
Net assets of discontinued operations......................  138,653   125,838
                                                            --------  --------
    Total assets........................................... $372,562  $222,435
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Liabilities:
  Commercial paper......................................... $127,268  $    --
  Long-term debt...........................................   82,657    83,343
  Accounts payable and other accrued liabilities...........    8,020     4,775
                                                            --------  --------
    Total liabilities......................................  217,945    88,118
                                                            --------  --------
Commitments and contingent liabilities
Stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares
   authorized, no shares issued and outstanding at December
   31, 1995 and 1994.......................................      --        --
  Common stock, $.01 par value; 40,000,000 shares
   authorized; 14,571,429 and 14,508,353 shares issued and
   outstanding at December 31, 1995, and December 31, 1994,
   respectively............................................      146       145
  Class A common stock, $.01 par value; 2,000,000 shares
   authorized; no shares issued and outstanding at December
   31, 1995 and 1994.......................................      --        --
  Surplus..................................................   75,212    74,597
  Retained earnings........................................   79,516    59,918
  Employee Stock Ownership Plan loan.......................     (257)     (343)
                                                            --------  --------
    Total stockholders' equity.............................  154,617   134,317
                                                            --------  --------
    Total liabilities and stockholders' equity............. $372,562  $222,435
                                                            ========  ========

                See accompanying notes to financial statements.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

      HISTORICAL FINANCIAL STATEMENTS RESTATED FOR DISCONTINUED OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995       1994        1993
                                              ---------- ----------  ----------
Interest income:
  Interest and fee income                     $   36,419 $   14,199  $    2,109
  Interest expense                                11,594      3,314       1,892
                                              ---------- ----------  ----------
    Net interest income                           24,825     10,885         217
Provision (reduction of allowance) for
 credit losses                                       --        (363)        375
                                              ---------- ----------  ----------
    Net interest income (loss) after
     provision for credit losses                  24,825     11,248        (158)
                                              ---------- ----------  ----------
Other income                                       1,250        509         110
                                              ---------- ----------  ----------
Operating expense:
  Salaries and employee benefits                   8,679      4,176         948
  Occupancy of premises                              627        249          65
  Furniture and equipment                            230         76          32
  Computer processing                                427        215          60
  Office supplies and printing                       394        208          72
  Telephone                                          561        290          67
  Employee travel                                    469        259          36
  Other operating expense                          3,187        879         345
                                              ---------- ----------  ----------
    Total operating expense                       14,574      6,352       1,625
                                              ---------- ----------  ----------
Income (loss) from continuing operations
 before income taxes                              11,501      5,405      (1,673)
Income taxes                                       4,439      2,133        (551)
                                              ---------- ----------  ----------
    Income (loss) from continuing operations       7,062      3,272      (1,122)
                                              ---------- ----------  ----------
Discontinued operations:
  Income from discontinued operations before
   income taxes                                   22,521     20,342      17,104
  Income taxes                                     5,911      5,855       4,749
                                              ---------- ----------  ----------
    Income from discontinued operations           16,610     14,487      12,355
                                              ---------- ----------  ----------
    Net income                                $   23,672 $   17,759  $   11,233
                                              ========== ==========  ==========
Primary earnings (loss) per share from
 continuing operations                        $     0.47 $     0.23  $    (0.09)
Primary earnings per share from discontinued
 operations                                         1.09       1.03        1.00
                                              ---------- ----------  ----------
  Primary earnings per share                  $     1.56 $     1.26  $     0.91
                                              ========== ==========  ==========
Cash dividends declared per share             $     0.28 $     0.18  $     0.13
                                              ========== ==========  ==========


                See accompanying notes to financial statements.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 COMMON STOCK                                        EMPLOYEE
                         -----------------------------                                 STOCK
                             VOTING          NON-                                    OWNERSHIP
                         -------------- PARTICIPATING,          RETAINED  TREASURY  PLAN (ESOP)
                         COMMON CLASS A   NON-VOTING   SURPLUS  EARNINGS   STOCK       LOAN      TOTAL
                         ------ ------- -------------- -------  --------  --------  ----------- --------
Balance at January 1,
 1993                     $105   $ 17       $ 420      $46,363  $34,972   $(1,172)     $(514)   $ 80,191
 Reduction of loan to
  ESOP..................                                                                  85          85
 Issuance of director
  qualifying shares --
  400 shares............                                                        2                      2
 Restricted common
  stock issued in
  connection with long-
  term incentive plan,
  3,560 shares..........                                     3                 21                     24
 Exercise of common
  stock options in
  connection with long-
  term incentive plan,
  21,600 shares -- net
  of 3,600 restricted
  shares canceled.......                                    58                 37                     95
 Purchase of common
  stock for treasury--
  4,440 shares, at
  cost..................                                                      (29)                   (29)
 Common stock issued in
  exchange for non-
  participating, non-
  voting, common stock
  -- 50,920 shares......                     (420)         420                                       --
 Cancellation of
  treasury shares --
  195,960 shares........   (2)                          (1,139)             1,141                    --
 Dividends:
   Common -- $0.125 per
    share...............                                         (1,285)                          (1,285)
   Class A common --
    $0.125 per share....                                           (214)                            (214)
 Net income.............                                         11,233                           11,233
                          ----   ----       -----      -------  -------   -------      -----    --------
Balance at December 31,
 1993...................   103     17         --        45,705   44,706       --        (429)     90,102
 Reduction of loan to
  ESOP..................                                                                  86          86
 Net proceeds from
  issuance of common
  stock -- 2,300,000
  shares................    23                          27,280                                    27,303
 Restricted common
  stock issued in
  connection with long-
  term incentive plan,
  2,921 shares..........                                    32                                        32
 Exercise of common
  stock options in
  connection with long-
  term incentive plan,
  85,962 shares -- net
  of 6,434 restricted
  shares canceled.......     1                             374                                       375
 Payments to acquire
  and retire common
  stock -- 22,000
  shares................                                  (303)                                     (303)
 Conversion of Class A
  common stock to
  common stock --
  1,708,000 shares......    17    (17)                                                               --
 Conversion of
  mandatory convertible
  note-- 90,910 shares..     1                           1,249                                     1,250
 Tax benefit associated
  with exercise of
  common stock options..                                   260                                       260
 Dividends:
   Common -- $0.18125
    per share...........                                         (2,489)                          (2,489)
   Class A -- $0.13125
    per share...........                                            (58)                             (58)
 Net income.............                                         17,759                           17,759
                          ----   ----       -----      -------  -------   -------      -----    --------
Balance at December 31,
 1994...................   145    --          --        74,597   59,918       --        (343)    134,317
 Reduction of loan to
  ESOP..................                                                                  86          86
 Exercise of common
  stock options in
  connection with long-
  term incentive plan,
  73,900 shares -- net
  of 588 restricted
  shares canceled.......     1                             461                                       462
 Payments to acquire
  and retire common
  stock -- 10,236
  shares................                                  (220)                                     (220)
 Tax benefit associated
  with exercise of
  common stock options..                                   374                                       374
 Dividends:
   Common -- $0.28 per
    share...............                                         (4,074)                          (4,074)
 Net income.............                                         23,672                           23,672
                          ----   ----       -----      -------  -------   -------      -----    --------
Balance at December 31,
 1995...................  $146   $--        $ --       $75,212  $79,516   $   --       $(257)   $154,617
                          ====   ====       =====      =======  =======   =======      =====    ========

          See accompanying notes to consolidated financial statements.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      HISTORICAL FINANCIAL STATEMENTS RESTATED FOR DISCONTINUED OPERATIONS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 -----------------------------
                                                   1995       1994      1993
                                                 ---------  --------  --------
Cash flows from operating activities:
  Net income.................................... $  23,672  $ 17,759  $ 11,233
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Dealer discount accretion...................    (2,279)   (2,071)     (375)
    Provision (reduction of allowance) for
     credit losses..............................       --       (363)      375
    Deferred income taxes.......................       (20)      163      (129)
    Depreciation and amortization...............       152       199        51
    Other, net..................................         6       (13)       32
    Changes in assets and liabilities:
      Other assets..............................    (6,503)   (1,849)     (320)
      Accounts payable and other liabilities....     3,075     3,570      (198)
                                                 ---------  --------  --------
Net cash provided by operating activities.......    18,103    17,395    10,669
                                                 ---------  --------  --------
Cash flow from investing activities:
  Loan repayments...............................    64,547    20,569     2,523
  Loan originations.............................  (192,671)  (89,162)  (19,714)
  Capital expenditures, net.....................      (772)     (304)     (147)
  Net increase in assets of discontinued
   operations prior to split-off................   (12,815)  (21,095)   (6,109)
                                                 ---------  --------  --------
Net cash used in investing activities...........  (141,711)  (89,992)  (23,447)
                                                 ---------  --------  --------
Cash flows from financing activities:
  Proceeds from commercial paper................   540,420       --        --
  Repayments of commercial paper................  (413,152)      --        --
  Proceeds from long-term debt..................   188,400   121,500    40,550
  Repayments of long-term debt..................  (189,000)  (68,500)  (30,550)
  Debt issuance expense.........................      (324)     (355)      (32)
  Net proceeds from issuance of common stock....       462    27,678        97
  Payments to acquire common stock..............      (220)     (303)      (29)
  Dividends paid................................    (3,779)   (2,199)   (1,496)
                                                 ---------  --------  --------
Net cash provided by financing activities.......   122,807    77,821     8,540
                                                 ---------  --------  --------
Net (decrease) increase in cash and cash
 equivalents....................................      (801)    5,224    (4,238)
Cash and cash equivalents, beginning of year....     5,630       406     4,644
                                                 ---------  --------  --------
Cash and cash equivalents, end of year.......... $   4,829  $  5,630  $    406
                                                 =========  ========  ========

          See accompanying notes to consolidated financial statements.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

     HISTORICAL FINANCIAL STATEMENTS RESTATED FOR DISCONTINUED OPERATIONS
                                (IN THOUSANDS)

  Supplemental disclosure of cash flow information for the three years ended December 31, 1995 are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ---------------------
                                                          1995    1994   1993
                                                         ------- ------ ------
Cash paid (received) during the year for:
  Interest.............................................. $11,613 $2,806 $2,542
  Income taxes..........................................   2,253    519   (523)
Supplemental disclosures of noncash investing and
 financing activities:
  Conversion of non-participating, non-voting common
   stock to common stock................................     --     --     420
  Conversion of mandatory convertible note to common
   stock................................................     --   1,250    --
  Dividends declared but not paid.......................   1,020    725    377
  Compensation paid through issuance of common stock....     --      32     24
  Tax benefit associated with exercise of common stock
   options..............................................     374    260    --
  Reduction in ESOP loan................................      86     86     85
  Cancellation of treasury stock........................     --     --   1,141




         See accompanying notes to consolidated financial statements.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

  The consolidated organization consists of Cole Taylor Financial Group, Inc. (the "Company" or the "Parent Company") and its subsidiaries, Reliance Acceptance Corporation (formerly known as Cole Taylor Finance Co.) (the "Finance Company"), Cole Taylor Bank (the "Bank") and CT Mortgage Company, Inc. (the "Mortgage Company"). Cole Taylor Finance Co. operates through wholly owned subsidiaries under the name Reliance Acceptance Corp. The Bank and Mortgage Company are now accounted for as discontinued operations as fully described in footnote number 2.

2. DISCONTINUED OPERATIONS:

  On June 12, 1996 the Board of Directors of the Company approved a definitive share exchange agreement providing for the split-off of the Bank and Mortgage Company to an investment group headed by the Company's Chairman Jeffrey Taylor, President Bruce Taylor and Company director and co-founder Sidney Taylor. Under the terms of the agreement, the Company will receive between 4.0 and 4.5 million shares of common stock of the Company plus (i) the Bank's used automobile receivables business, principally consisting of cash and sales finance receivables secured by automobiles, and (ii) cash amounts. The aggregate value of the cash and receivables to be transferred to the Company will range from $82 million to $98 million depending on the number of shares exchanged. The Company currently anticipates that the split-off transaction will be consummated by the first quarter of 1997.

  The split-off entity, consisting of the Bank and Mortgage Company, qualifies as discontinued operations as defined in Accounting Principles Board Opinion 30 (APB 30). The Company has received indications from the significant stockholders and other executive officers and directors of the Company, of their intent to vote or direct to vote for approval of the split-off of the Bank and Mortgage Company at the next annual meeting. The affirmative votes of these stockholders, aggregating approximately 55% of the outstanding shares, will be sufficient to approve the split-off transaction, regardless of the votes of any other shareholders. Accordingly, the Company's consolidated balance sheets as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years then ended, have been restated to reflect the split-off entity's net assets and financial operations as discontinued operations. The split-off will be accounted for as a non-reciprocal distribution to stockholders and an accounting gain will be recognized at the date of the split-off to the extent the fair value of the split-off entity, measured by the fair value of the shares and cash exchanged, exceeds the company's basis in the split-off entity. The assets and liabilities of the discontinued operations have been separately classified on the accompanying balance sheets as net assets of discontinued operations. A summary of these assets and liabilities is included in footnote 13 of these financial statements.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation:

  The consolidated financial statements report the operations of the Finance Company and applicable assets, liabilities and expenses of the Parent Company as continuing operations. The Bank and Mortgage operations and a portion of the Parent Company expenses are reported as discontinued operations. The accounting and reporting policies conform to generally accepted accounting principles and to the general reporting practices within the finance and banking industries. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates may differ from actual results.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

 Revenue Recognition:

  Finance charges and nonrefundable dealer reserves on precomputed notes are credited to unearned finance charges and nonrefundable dealer reserves, respectively, at the time the notes are acquired and taken into income using the actuarial method, which approximates the level yield method. When an account becomes 90 or more days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received.

  Processing fees, net of amounts estimated to offset the direct costs of acquiring the accounts, are deferred and amortized into income on the sum-of-the-digits method over 24 months, which approximates the average term of the receivable. Late charges and deferment charges are taken into income as collected. Extension fees are taken into income on the same basis as finance charges.

  In conjunction with its financing activities, the Finance Company, as agent for unaffiliated insurers, receives commissions on credit life, accident and health, collateral protection and vehicle warranty insurance. Commissions on credit life and accident and health insurance are taken into income on the same basis as finance charges. Commissions on collateral protection and vehicle warranty insurance are taken into income on a straight-line basis over 12 months and 13 months, respectively, which approximates the average contractual term of the related policies.

  The net amount of participations in commissions received from dealers for financing dealer placed insurance and participations in commissions paid to dealers for selling company placed insurance are included in deferred income and amortized into income over the estimated average terms of such underlying insurance policies. Credit life and accident and health insurance commissions are taken into income on a sum-of-the-digits method over a period of 24 months.

 Allowance for Credit Losses and Nonrefundable Dealer Discounts:

  In conjunction with the financing of installment contracts, agreements are entered into with dealers whereby nonrefundable dealer discounts are established to protect the Finance Company from potential losses associated with such contracts. These dealer discounts, net of charges to dealer discounts for loan losses, are accreted to income over the terms of the loans using the level yield method. All nonrefundable dealer discounts are available to charge accounts against. Any dealer discounts not used to absorb losses are available for accretion into income.

  In 1994 the Finance Company maintained both an allowance for credit losses and a nonrefundable dealer discount. Subsequent experience had indicated to management that the nonrefundable dealer discount is adequate to absorb possible losses on credits that may become uncollectible. Accordingly, the allowance for credit losses was taken into income in 1994. Management's opinion in determining the adequacy of the nonrefundable dealer discount to absorb losses is based on historical experience of the portfolio, estimates of the collectibility of the accounts, the value of the underlying collateral, and current economic conditions.

 Repossessed Assets:

  Repossessed assets are normally carried at the net receivable balance until the assets are sold and all refundable amounts are received. Repossessed assets on hand after 90 days are charged down to the net realizable value in the month following the 90 day aging. Beginning in the fourth quarter of 1995, any outstanding balances remaining more than 60 days after the sale of a repossessed asset due to refundable amounts pending receipt are charged down to the estimated net realizable value in the month following the 60 day aging. Previously, these deficiency balances were charged off only after receipt of all related refundable amounts.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

 Cash and Cash Equivalents:

  The Company considers its cash and short term investments to be cash and cash equivalents for purposes of the statement of cash flows. Short-term investments consist of overnight purchase of securities under agreements to resell. The investments are carried at cost.

 Furniture, Fixtures, and Equipment:

  Furniture, fixtures, and equipment are carried at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over three to ten years, the estimated useful lives of the assets.

 Income Taxes:

  The Company files a consolidated federal income tax return. The provision for federal income taxes is calculated as if each entity files a separate return, except that the benefits of losses are allocated to the entity incurring such losses to the extent that the losses reduce consolidated taxable income. The income tax provision is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 and consists of current income taxes payable and the change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal and state rates in effect at the time the temporary differences are expected to reverse.

 Earnings Per Share:

  The weighted average number of common and common equivalent shares outstanding for purposes of computing primary earnings per share was 15,222,426, 14,077,776 and 12,360,560 in 1995, 1994 and 1993 respectively.
Primary weighted average shares outstanding include common and common equivalent shares attributable to outstanding stock options under the long-term incentive plan using the treasury stock method in each of the periods.

4. FINANCE RECEIVABLES:

  All finance receivables are sales finance receivables; the Finance Company has no direct loans. Sales finance receivables are accounted for on a discount basis and generally have terms of 18 to 48 months, with maximum terms of 60 months. Sales finance receivables outstanding at December 31, 1995 and 1994 were as follows:

                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
      Gross finance receivables:............................. $315,908 $126,665
        Less:
          Unearned finance charges...........................   83,612   32,760
          Unearned insurance commissions.....................      229       46
          Unearned processing fee............................      341      206
                                                              -------- --------
      Finance receivables, before dealer discounts...........  231,726   93,653
      Nonrefundable dealer discounts.........................   12,655    5,351
                                                              -------- --------
        Finance receivables, net............................. $219,071 $ 88,302
                                                              ======== ========

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  During the years ended December 31, 1995 and 1994, cash collections of principal amounts of sales finance receivables (excluding finance charges earned, nonrefundable dealer discounts, and processing fees) totaled $64,547,000 and $20,569,000, respectively, and the ratio of these cash collections to average principal balances was 44.5% and 38.5%, respectively.

  A summary of the activity in the allowance for finance credit losses and the nonrefundable dealer discount for the years ended December 31 is as follows:

                                                  ALLOWANCE FOR  NONREFUNDABLE
                                                  CREDIT LOSSES DEALER DISCOUNT
                                                  ------------- ---------------
                                                         (IN THOUSANDS)
      Balance December 31, 1992..................     $ --          $   --
        Provision/dealer discount established....       375           1,567
        Finance receivables charged to dealer
         discount................................                       (35)
        Discount accretion.......................                      (375)
                                                      -----         -------
      Balance December 31, 1993..................       375           1,157
        Provision/dealer discount established....      (363)          6,729
        Finance receivables charged to dealer
         discount................................       --             (476)
        Finance receivables charged to allowance
         for credit losses.......................       (12)            --
        Discount accretion.......................       --           (2,059)
                                                      -----         -------
      Balance December 31, 1994..................       --            5,351
        Provison/dealer discount established.....       --           13,992
        Finance receivables charged to dealer
         discount................................       --           (4,642)
        Discount accretion.......................       --           (2,046)
                                                      -----         -------
      Balance December 31, 1995..................     $ --          $12,655
                                                      =====         =======

5. COMMERCIAL PAPER:

  During the second quarter of 1995, the Finance Company began issuing commercial paper. The commercial paper program is limited to $150 million and is fully backed by the Finance Company's revolving credit agreement and subject to the borrowing limitations contained in the revolving credit agreement. Additionally, the commercial paper is guaranteed by the Parent Company. As of December 31, 1995, there was $127.3 million in commercial paper outstanding. Rates during 1995 ranged from 5.95% to 6.48% and original terms ranged from one to 270 days. Rates at December 31, 1995 ranged from 5.85% to 6.30% and the maturity dates ranged from January, 1996 through July, 1996.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT:

  Long-term debt consisted of the following at December 31, 1995 and 1994:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      COLE TAYLOR FINANCIAL GROUP, INC.:
        Cole Taylor Financial Group subordinated notes bearing
         interest at 9% payable monthly, maturing June 15,
         2001.................................................  $25,000 $25,000
        Cole Taylor Financial Group, Inc. $15.0 million
         unsecured revolving loan, bearing interest at prime
         rate or LIBOR plus 1.5%, maturing July 1, 1996; a
         commitment fee of .25% per annum on the unused
         portion of the credit line is payable quarterly,
         repaid in 1995.......................................      --    5,000
        Employee Stock Ownership Plan ("ESOP") loan,
         collateralized by a pledge of the Company's stock
         held by the ESOP; bearing interest at 8%; payable in
         annual principal installments of $86,000 plus
         interest until June 15, 1998.........................      257     343
      COLE TAYLOR FINANCE CO.:
        Cole Taylor Finance Co. $200 million revolving credit
         agreement bearing interest at reference rate plus
         .50% or adjusted LIBOR plus 2.25%, maturing July 12,
         1997, collateralized by finance receivables; an
         unused line fee of 1/8 of 1% per annum of the amount
         by which the total credit facility exceeds the
         average daily unpaid balance of the loan is payable
         monthly, an annualized fee equal to 5/16 of 1% of the
         average commercial paper outstanding during the
         month, and an audit fee of up to $200 per branch per
         month................................................   57,400  53,000
                                                                ------- -------
          Total...............................................  $82,657 $83,343
                                                                ======= =======

  The agreement under which the Parent Company's revolving loan was issued includes financial covenants relating to the amount of tangible net worth (as defined), the ratio of indebtedness to tangible net worth, the ratio of nonperforming assets to primary capital (as defined), and the amount of net income. It also contains restrictions as to mergers or disposals of assets and creation of liens on assets owned or acquired. As of December 31, 1995 and 1994, the Company was in compliance with the provisions of the agreement.

  During 1995, the Finance Company's $100 million revolving credit agreement was amended and increased to $200 million and the maturity was extended one year. Rates at December 31, 1995 ranged from 7.94% to 9.00%. The borrowings are secured by a "letter of responsibility" provided by the Parent Company. The agreement includes financial covenants relating to the ratio of debt to adjusted tangible net worth (as defined), the ratios of the allowance for loan losses and nonrefundable dealer discounts to finance receivables, the ratio of unsubordinated debt to borrowing base (as defined), the ratio of adjusted net income (as defined) to interest expense and to fixed charges (as defined), and the charge-off policy. It also contains restrictions amongst others, as to dividend payments, merger or disposal of assets and creation of liens on assets owned or acquired. As of December 31, 1995 and 1994, Finance Company was in compliance with the provisions of the agreement.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  Following are the scheduled maturities of long-term borrowings at December 31, 1995:

               YEAR                         AMOUNT
               ----                     --------------
                                        (IN THOUSANDS)
             1996......................    $    86
             1997......................     57,486
             1998......................         85
             1999......................        --
             2000......................        --
             Thereafter................     25,000
                                           -------
                 Total.................    $82,657
                                           =======

7. STOCKHOLDERS' EQUITY:

  On May 31, 1994, 20 million shares of undesignated preferred stock were authorized. The preferred stock may be issued at the direction of the Board of Directors, without stockholder approval, in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereon, to the extent that such are not fixed in the Company's certificate of incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of preferred stock which ranks senior to the common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on common stock to be effective while any shares of preferred stock are outstanding.

8. LONG-TERM INCENTIVE PLAN:

  Under the terms of the Company's stock option plans, key employees are granted options, at the discretion of the Board of Directors, to purchase shares of the Company's common stock at the fair market value. Generally, these shares vest at a rate of 20% per year over a five year period starting on the first anniversary of the grant. A total of 1.96 million shares of common stock are reserved for issuance under the Stock Option Plan.

  The changes in the stock options under the long-term incentive plan for the three years ended December 31, 1995 are as follows:

                                                       NUMBER     OPTION PRICE
                                                      OF SHARES    PER SHARE
                                                      ---------  --------------
      Outstanding at January 1, 1993 (129,240
       exercisable)                                     759,200  $ 3.38 -  5.75
        Granted......................................   117,000    6.60 -  8.25
        Exercised....................................   (25,200)   4.02 -  5.75
        Canceled.....................................   (34,000)   5.38 -  5.75
                                                      ---------  --------------
      Outstanding at December 31, 1993 (240,480
       exercisable)                                     817,000    3.38 -  8.25
        Granted......................................   419,000   10.80 - 13.75
        Exercised....................................   (92,400)   3.38 -  5.75
        Canceled.....................................   (50,400)   5.38 - 10.80
                                                      ---------  --------------
      Outstanding at December 31, 1994 (292,800
       exercisable)                                   1,093,200    4.02 - 13.75
        Granted......................................   347,565   17.00 - 27.50
        Exercised....................................   (73,900)   4.02 - 10.80
        Canceled.....................................   (41,075)   5.38 - 17.75
                                                      ---------  --------------
      Outstanding at December 31, 1995 (509,235
       exercisable).................................. 1,325,790  $ 4.68 - 27.50
                                                      =========  ==============

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  These plans provide that in the event of disability, death or retirement of the participant, or upon change in control of the Company (as defined), the options, including those described in the paragraphs above, become immediately exercisable.

  The definitive share exchange agreement described in footnote number 2, provides for fully vesting of all of the outstanding stock options when the split-off transaction is consummated. Employees of the discontinued operations account for approximately 78% of the outstanding stock options, and accordingly, are expected to exercise those options.

9. EMPLOYEE BENEFIT PLANS:

  The Company has an ESOP and a profit-sharing plan covering substantially all employees. Company contributions are at the discretion of the Board of Directors, with the exception of certain matching of employee contributions and a minimum ESOP contribution sufficient to service the ESOP debt. During 1995 and 1994, the Parent Company and Finance Company contributions made to the Profit Sharing Plan and ESOP totaled $248,000 and $18,000, respectively. There were no contributions made during 1993.

  At December 31, 1995 and 1994, the ESOP owned 58,746 and 54,539 shares, respectively, of the Company's common stock held in trust for the Parent Company's and the Finance Company's employees. The plan's trustee is Cole Taylor Bank.

10. INCOME TAX PROVISION:

  The components of the income tax provision for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                           1995    1994  1993
                                                          ------  ------ -----
                                                            (IN THOUSANDS)
      Current income tax expense:
        Federal.......................................... $3,763  $1,582 $(422)
        State............................................    696     388   --
                                                          ------  ------ -----
          Total current income tax expense...............  4,459   1,970  (422)
      Deferred income tax (benefit) expense..............    (20)    163  (129)
                                                          ------  ------ -----
          Total income tax provision (benefit)........... $4,439  $2,133 $(551)
                                                          ======  ====== =====

  The tax effect of temporary differences at December 31, 1995 and 1994 are as follows:

                                                                  1995   1994
                                                                  -----  -----
                                                                      (IN
                                                                  THOUSANDS)
      Deferred income tax (liabilities) assets:
        State net operating loss carryforward.................... $ 728  $ 875
        Other....................................................    19     (1)
                                                                  -----  -----
          Gross deferred tax assets..............................   747    874
      Less valuation allowance...................................  (728)  (875)
                                                                  -----  -----
          Total deferred income tax (liabilities) assets......... $  19  $  (1)
                                                                  =====  =====

  At December 31, 1995 and 1994, the Company had net operating loss carryforwards for Illinois state income tax purposes of approximately $15 million and $18 million, respectively. These carryforwards will expire at various dates through the year 2006. A valuation allowance has been made for these net operating loss carryforwards because of the uncertainty surrounding their utilization.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  Income tax expense (benefit) was different from the amounts computed by applying the federal statutory rate of 34% in 1995, 1994 and 1993 to income before income taxes because of the following:

                                                            1995   1994  1993
                                                           ------ ------ -----
                                                             (IN THOUSANDS)
      Federal income tax expense at statutory rate........ $3,910 $1,838 $(569)
      (Decrease) increase in taxes resulting from:
        State income tax expense, net of federal income
         tax benefit......................................    459    261   --
        Other, net........................................     70     34    18
                                                           ------ ------ -----
          Total........................................... $4,439 $2,133 $(551)
                                                           ====== ====== =====

11. COMMITMENTS:

  The Company leases various office facilities under operating leases expiring through March 31, 2000. Estimated future minimum rentals under noncancelable operating leases as of December 31, 1995 were as follows:

                                            AMOUNT
                                        (IN THOUSANDS)
                                        --------------
             1996......................     $  596
             1997......................        459
             1998......................        281
             1999......................        198
             2000......................         86
                                            ------
                 Total.................     $1,620
                                            ======

  It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other similar properties. Rent expense for the years ended December 31, 1995, 1994 and 1993 was $604,000, $233,000 and $58,000, respectively.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of financial instruments. Estimations and present value calculations were used by the Company for the purposes of estimating fair values. Fair value estimates are made at specific point in time for the Company's financial instruments; they are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Fair value estimates do not reflect the total value of the Company as a going concern.

  The methods and assumptions used to determine fair values for each significant class of financial instruments are presented below:

 Cash and Equivalents:

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Finance Receivables:

  The interest rates on the receivables outstanding at December 31, 1995 and 1994 are consistent with the rates at which loans would currently be made to borrowers of similar credit quality and the same maturities and security; as such, the carrying value of the receivables outstanding at December 31, 1995 and 1994 approximate fair value at that date.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

 Short Term Debt--Commercial Paper:

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Long Term Debt:

  Long Term has been valued at present values of future cash flows using rates which approximate current market rates for similar instruments. The estimated fair value of long term debt as of December 31, 1995 and 1994 was $87,380,000 and $80,863,000, respectively.

 Discontinued Operations:

  A significant portion of the discontinued operations' assets and liabilities are considered financial instruments as defined in SFAS No. 107. Cash, due from banks and short term investments are reported at amounts that approximate fair value. Investment securities are determined from quoted market prices. Fair value of loans has been estimated by the present value of future cash flows, using current rates at which similar loans would be made. Deposit liabilities have been valued at the present value of future cash flows using rates which approximate current market rates for similar instruments. Short term borrowings and long term debt have been valued at present values of future cash flows using rates which approximate current market rates for similar instruments. As of December 31, 1995, the estimated fair value of net discontinued financial instruments having a carrying book value of $110,972,000, was $110,987,000. At December 31, 1994, the estimated fair value of net discontinued financial instruments having a carrying book value of $72,799,000, was $41,332,000. The fair value of off-balance sheet interest rate swap agreements as of December 31, 1995 and 1994 was a deficit value of $96,000 and $2,400,000, respectively, and was estimated using quoted market prices.

13. NET ASSETS OF DISCONTINUED OPERATIONS:

  The assets and liabilities of the discontinued operations have been separately classified on the balance sheet as net assets of discontinued operations. A summary of these assets and liabilities follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1995       1994
                                                           ---------- ----------
                                                              (IN THOUSANDS)
      ASSETS:
        Cash and due from banks........................... $   68,413 $   63,475
        Federal funds sold................................     19,134      6,240
        Interest-bearing deposits in other banks..........      5,000     23,600
        Investment securities.............................    438,348    464,419
        Loans, net........................................  1,187,753  1,107,344
        Premises, leasehold improvements and equipment,
         net..............................................     16,906     13,873
        Other assets......................................     43,787     47,941
                                                           ---------- ----------
          Total assets--discontinued operations........... $1,779,341 $1,726,892
                                                           ========== ==========
      LIABILITIES:
        Deposits.......................................... $1,363,511 $1,293,410
        Short-term borrowings.............................    263,035    291,861
        Accrued interest, taxes and other liabilities.....     14,142     15,783
                                                           ---------- ----------
          Total liabilities--discontinued operations......  1,640,688  1,601,054
                                                           ---------- ----------
          Net assets of discontinued operations........... $  138,653 $  125,838
                                                           ========== ==========

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  A summary of the net income of the discontinued operations for the following years ended December 31 were as follows:

                                                       1995     1994     1993
                                                      -------  -------  -------
      Net interest income............................ $69,421  $71,434  $66,786
      Provision for loan losses......................  (4,056)  (7,374) (10,521)
      Noninterest income.............................  14,227   12,887   15,425
      Noninterest expense............................ (57,071) (56,605) (54,586)
      Income taxes...................................  (5,911)  (5,855)  (4,749)
                                                      -------  -------  -------
      Net income..................................... $16,610  $14,487  $12,355
                                                      =======  =======  =======

14. PARENT COMPANY ONLY:

  Summarized unconsolidated financial information of Cole Taylor Financial Group, Inc. is as follows:

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
ASSETS
  Noninterest-bearing deposits with subsidiary Bank.......... $      1 $    336
  Securities purchased under agreement to resell with
   subsidiary Bank...........................................    1,454    5,200
  Investment in subsidiaries.................................   23,583   13,971
  Investment in discontinued operations......................  138,653  125,838
  Advances to Finance Company................................   15,055   19,750
  Other assets...............................................    2,798    1,011
                                                              -------- --------
    Total assets............................................. $181,544 $166,106
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accrued interest, taxes and other liabilities.............. $  1,670 $  1,446
  Long-term borrowings.......................................   25,257   30,343
  Stockholders' equity.......................................  154,617  134,317
                                                              -------- --------
    Total liabilities and stockholders' equity............... $181,544 $166,106
                                                              ======== ========

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     -------  -------  -------
Income:
  Interest.......................................... $ 1,842  $   853  $   270
  Management fees from Finance Company..............     130      --       --
                                                     -------  -------  -------
    Total income....................................   1,972      853      270
                                                     -------  -------  -------
Expenses:
  Interest..........................................   3,057    1,148    1,860
  Salaries and employee benefits....................     903      529      --
  Other.............................................   1,412      379      207
  Intercompany services.............................     359      297      195
                                                     -------  -------  -------
    Total expenses..................................   5,731    2,353    2,262
                                                     -------  -------  -------
Income (loss) before income taxes and equity in
 undistributed net income of subsidiaries...........  (3,759)  (1,500)  (1,992)
Income tax benefit..................................   1,209      476      672
Equity in undistributed net income of Finance
 Company............................................   9,612    4,296      198
Income from discontinued operations.................  16,610   14,487   12,355
                                                     -------  -------  -------
    Net income...................................... $23,672  $17,759  $11,233
                                                     =======  =======  =======

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 -----------------------------
                                                   1995       1994      1993
                                                 ---------  --------  --------
Cash flows from operating activities:
  Net income.................................... $  23,672  $ 17,759  $ 11,233
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation................................        10       --          3
    Provision for deferred income taxes.........      (532)       87      (103)
    Equity in undistributed net income of
     subsidiaries...............................    (9,612)   (4,296)     (198)
    Other, net..................................       145        82        32
    Changes in assets and liabilities:
      Other assets..............................    (1,106)   (1,030)      (10)
      Other liabilities.........................        38       489      (498)
                                                 ---------  --------  --------
        Net cash provided by operating
         activities.............................    12,615    13,091    10,459
                                                 ---------  --------  --------
Cash flows from investing activities:
  Net decrease (increase) in short-term
   investments..................................     3,746    (4,700)    3,800
  Investment in subsidiaries....................       --     (4,500)   (4,924)
  Advances to subsidiaries......................  (160,715)  (48,350)      --
  Repayments of advances to subsidiaries........   165,410    28,600       --
  Other, net....................................       (39)      --        --
  Net increase in net assets of discontinued
   operations...................................   (12,815)  (21,095)   (6,109)
                                                 ---------  --------  --------
        Net cash provided by (used in) investing
         activities.............................    (4,413)  (50,045)   (7,233)
                                                 ---------  --------  --------
Cash flows from financing activities:
  Dividends paid................................    (3,779)   (2,199)   (1,496)
  Repayments of long-term borrowings............   (81,000)  (37,500)  (24,000)
  Proceeds from long-term borrowings............    76,000    49,500    23,000
  Net proceeds from issuance of common stock....       462    27,678        97
  Payments to acquire common stock..............      (220)     (303)      (29)
                                                 ---------  --------  --------
        Net cash (used in) provided by financing
         activities.............................    (8,537)   37,176    (3,428)
                                                 ---------  --------  --------
Net (decrease) increase in cash.................      (335)      222      (202)
Cash and cash equivalents, beginning of year....       336       114       316
                                                 ---------  --------  --------
Cash and cash equivalents, end of year.......... $       1  $    336  $    114
                                                 =========  ========  ========

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

14. PARENT COMPANY ONLY (CONTINUED):

  Supplemental disclosure of cash flow information for the three years ended December 31, 1995 is as follows:

                                                              FOR THE YEARS
                                                                  ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1994   1993
                                                            -----  -----  -----
                                                             (IN THOUSANDS)
      Cash paid during the year for:
        Interest........................................... 3,105  1,003  2,510
        Income taxes received..............................  (790)  (696)  (565)

  The Bank is subject to dividend restrictions set forth by regulatory authorities. Under such restrictions, the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1995, that the Bank could declare and pay to the Company, without the approval of regulatory authorities, amounted to approximately $29.4 million, subject to the Bank remaining in compliance with all applicable capital ratios.

  At December 31, 1995, all the Company's and the Bank's capital ratios were in compliance with the applicable regulatory requirements.

 Allocation of Parent Company Expenses to Discontinued Operations

  Certain Parent Company expenses have been allocated to the discontinued operations. For the years ended December 31, 1995, 1994 and 1993, the after tax expenses allocated to discontinued operations were $1.5 million, $.6 million and $.4 million, respectively. The allocation was based upon review of individual expense line items and various assumptions on costs related to management of the discontinued operations.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The following presents management's discussion and analysis of the results of operations and financial condition of the Company (as defined below) as of the dates and for the periods indicated, based upon the Company's historical financial statements restated for discontinued operations, and the notes thereto, included in this Form 8-K (the "Restated Financials"). This discussion should be read in conjunction with the Restated Financials and the financial statements and other financial information included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  The consolidated organization consists of Cole Taylor Financial Group, Inc. (the "Company" or the "Parent Company") and its subsidiaries: Reliance Acceptance Corporation (formerly known as Cole Taylor Finance Co.) (the "Finance Company"), Cole Taylor Bank (the "Bank") and CT Mortgage Company, Inc. ("Mortgage").

  On June 12, 1996 the Board of Directors of the Company approved a definitive share exchange agreement providing for the split-off of the Bank and Mortgage to an investment group headed by the Company's Chairman Jeffrey Taylor, President Bruce Taylor and Company director and co-founder Sidney Taylor. Under the terms of the agreement, the Company will receive between 4.0 and 4.5 million shares of common stock of the Company plus (i) the Bank's used automobile financing business, principally consisting of sales finance receivables secured by automobiles, and (ii) cash amounts. The aggregate value of the cash and receivables to be transferred to the Company will range from $82 million to $98 million depending on the number of shares exchanged. The transaction must be approved by the Company's stockholders and bank regulatory authorities. The Company currently anticipates that the split-off transaction will be consummated by the first quarter of 1997.

  The split-off segment, consisting of the Bank and Mortgage, qualifies as discontinued operations as defined in Accounting Principles Board Opinion 30 (APB 30). Accordingly, the Company's consolidated balance sheets as of December 31, 1995 and 1994, and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years then ended, have been restated to reflect the split-off segment's net assets and financial operations as discontinued operations. The split-off will be accounted for as a non-reciprocal distribution to stockholders, and an accounting gain will be recognized at the date of the split-off to the extent the fair value of the split-off segment, measured by the fair value of the shares and cash exchanged, exceeds the Company's basis in the split-off segment. The assets and liabilities of the discontinued operations have been separately classified on the balance sheet as net assets of discontinued operations. A summary of these assets and liabilities is included in footnote 13 of the Restated Financials included in this Form 8-K.

SAFE HARBOR PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  Certain statements contained in this Management's Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management, and that are subject to certain risks or uncertainties. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used herein, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company cautions readers of this Current Report on Form 8-K that a number of important factors could cause the Company's actual results, performance or achievements in 1996 and beyond to differ materially from the results, performance or achievements expressed in, or implied by, such forward-looking statements. These factors include, without limitation, risks associated with dependence on a single business segment and other risks and uncertainties relating to the separation of the traditional commercial and consumer banking business from the Company in the split-off; risks regarding the possible non-

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

consummation of the split-off; dependence on sales of automobiles and related demand by consumers for financing; general economic and business conditions affecting the Company's customers; the continued ability of the Company to (a) find expansion opportunities and to successfully implement the Company's expansion strategy, (b) to obtain new sources of funds through securitizations of automobile loans, public or private offerings of debt securities or otherwise (c) to establish and maintain relationships with automobile dealers and (d) to purchase an increased number of loans meeting the Company's underwriting standards; changes in interest rates; the adequacy of the Finance Company's dealer reserves; competition from other finance companies and financial institutions; the impact of any other strategic transactions undertaken by the Company; federal and state legislation, regulation and supervision; the risk that a portion of the sales finance contracts purchased by the Finance Company will become defaulted contracts or be subject to certain claims or defenses which automobile buyers may assert against automobile dealers or the Finance Company as the holder of the contracts: contractual, statutory and regulatory restrictions on the payment of dividends; and, until consummation of the split-off or if the split-off is not consummated, the adequacy of the Bank's allowance for loan losses and other risks relating to the conduct of a commercial and consumer banking business. These and other factors are more fully described in the Company's other filings with the Securities and Exchange Commission, including, without limitation, the Company's Prospectus dated May 25, 1994.

OVERVIEW

  The Company has operated in the financial services industry, engaged primarily in the banking and consumer loan acceptance business. As a result of the split-off, the Finance Company, along with the used automobile receivables business of the Bank, will constitute the sole business operations of the Company. This Management's Discussion and Analysis of Results of Operations and Financial Condition focuses on the continuing operations of the Company and the Finance Company, with separate and summarized discussion of the discontinued operations, consisting of the Bank and Mortgage.

  The Finance Company commenced operations in January 1993 and at December 31, 1995 operated 36 Reliance Acceptance Corp. offices in fourteen states. The Finance Company's headquarters are located in San Antonio, Texas. To date, the Finance Company's operations have focused on purchasing closed-end retail sales finance contracts, primarily in connection with sales of used automobiles.

  The Finance Company purchases each sales finance contract in accordance with its underwriting standards and procedures. The majority of automobiles financed by the Finance Company range in age from used current year models to those that are five years old with less than 100,000 miles. Most of the Finance Company's customers have some derogatory credit history, but have performed satisfactorily in recent automobile financing transactions. Typically, loans have terms ranging from 24 to 60 months at annual interest rates between 18% and 25%. Accounts are repayable in monthly installments and are assessed late payment fees if scheduled payments are not made within ten days of their due date.

  The Company's net income of $23.7 million in 1995 represented a 33.3% increase over net income of $17.8 million in 1994. Net income in 1994 surpassed 1993's net income of $11.2 million by 58.1%. Total assets of the Company were $372.6 million, $222.4 million and $122.9 million at December 31, 1995, 1994 and 1993, respectively. Finance receivables, were $231.7 million at December 31, 1995, compared to $93.6 million at December 31, 1994 and $18.7 million at December 31, 1993. Stockholders' equity increased to $154.6 million at December 31, 1995 compared to $134.3 million and $90.1 million at December 31, 1994 and 1993, respectively. The significant increase in stockholders' equity during 1994 was primarily the result of the successful completion of the Company's initial public offering.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

  Net income from continuing operations of the Finance Company totaled $7.1 million in 1995 compared to $3.3 million in 1994 and a loss of $1.1 million in 1993, the year in which operations commenced. Net interest income increased to $24.8 million in 1995 compared to $10.9 million in 1994 and $200,000 in 1993. As of year end, gross finance receivables increased to $315.9 million from $126.7 million in 1994 and $24.4 million in 1993. Operating expense increased to $14.6 million in 1995 compared to $6.4 million in 1994 and $1.6 million in 1993, reflecting the increased operational expenses of a growing organization.

FINANCIAL CONDITION

 Finance Receivables

  Gross finance receivables increased $189.2 million, or 150%, to $315.9 million at December 31, 1995 from $126.7 million at December 31, 1994. Comparatively, gross finance receivables at December 31, 1994 of $126.7 million represented an increase of $102.3 million, or 419%, from $24.4 million at December 31, 1993. These increases were largely a result of the Company's expansion throughout 1995 and 1994 of its decentralized branch network and favorable market and legislative conditions. As of December 31, 1995, the Company operated 11 branches in Texas, 4 in Georgia, 3 in Colorado, 3 in Florida, 3 in Ohio, 2 in Indiana, 2 in Nevada, 2 in Tennessee, 1 in Arizona, 1 in Illinois, 1 in Kentucky, 1 in New Mexico, 1 in North Carolina and 1 in South Carolina.

  The Company's offices in Texas accounted for approximately 42%, 54% and 91% of gross finance receivables as of December 31, 1995, 1994 and 1993, respectively; offices in Georgia accounted for 12%, 16% and 0% of gross finance receivables as of December 31, 1995, 1994 and 1993, respectively; and offices in Ohio accounted for 9%, 14% and 9% of gross finance receivables as of December 31, 1995, 1994 and 1993, respectively. Each of the remaining states where offices are located accounted for less than 10% of total gross finance receivables throughout the three years.

  The following table summarizes the components of finance receivables for the years ending as follows (in thousands):

                                                      AS OF    AS OF    AS OF
                                                     12/31/95 12/31/94 12/31/93
                                                     -------- -------- --------
      Gross finance receivables..................... $315,908 $126,665 $24,412
        Less:
          Unearned finance charges..................   83,612   32,760   5,673
          Unearned insurance commission.............      229       46      17
          Unearned processing fees..................      341      206     --
                                                     -------- -------- -------
      Finance receivables, before nonrefundable
       dealer discounts.............................  231,726   93,653  18,722
      Nonrefundable dealer discounts................   12,655    5,351   1,157
                                                     -------- -------- -------
      Finance receivables, net...................... $219,071 $ 88,302 $17,565
                                                     ======== ======== =======

DELINQUENCIES AND REPOSSESSIONS

  The Company generally suspends the accrual of interest when an account becomes 90 or more days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status.

  If an account becomes 61 or more days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, it is classified as delinquent. The following table sets

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED) forth certain information with respect to the Company's 61 day and greater contractually delinquent receivables and repossessed assets (in thousands):

                                                       AS OF    AS OF    AS OF
                                                      12/31/95 12/31/94 12/31/93
                                                      -------- -------- --------
      Delinquent receivables (61 days or more past
       due).........................................   $2,063   $  661    $ 10
      Repossessed assets............................    5,235      914     106
                                                       ------   ------    ----
          Total delinquent receivables and
           repossessed assets.......................   $7,298   $1,575    $116
                                                       ======   ======    ====
      Delinquent receivables to gross finance
       receivables..................................     0.65%    0.52%   0.04%
      Delinquent receivables and repossessed assets
       to gross finance receivables plus repossessed
       assets.......................................     2.27%    1.23%   0.47%

  The Finance Company's ratios reported above reflect increasing trends with respect to the level of nonperforming loans and repossessions and the level of charges to dealer discount to average loans and a decreasing trend with respect to dealer discount "coverage" ratios (the level of dealer discounts to total loans). The increase in the level of nonperforming loans and repossessions and the level of charges to dealer discount is explained by the fact that the Finance Company was newly formed in 1993 and has grown significantly in its first three years of operations. The finance receivable portfolio did not begin to "mature" until the latter part of 1994, thereby reporting levels of nonperforming loans and repossessions and charges to dealer discounts in 1993 and 1994, which were lower due to the immaturity of the finance receivables portfolio. The decrease in the "coverage" ratios between 1994 and 1993 was primarily due to the elimination of the allowance for credit losses. Since inception and prior to December 31, 1994, the Finance Company had maintained both an allowance for credit losses and the nonrefundable dealer discount to absorb possible credit losses. Actual loss experience indicated to management that the nonrefundable dealer discount was adequate to absorb possible losses on loans which may become uncollectable. Accordingly, the allowance for credit losses was taken into income during 1994. The decrease in the ratio of dealer discounts to total loans in 1995 was primarily attributable to the continued maturity of the finance receivables portfolio.

 Allowance for Credit Losses and Nonrefundable Dealer Discounts

  The Company has nonrefundable dealer discounts available against which losses can be charged. In conjunction with the financing of installment contracts, agreements are entered into with dealers whereby nonrefundable discounts are established to provide protection from potential losses associated with such contracts. These dealer discounts, net of charges to dealer discount for loan losses, are accreted to income over the lives of the loans using the level-yield method.

  In 1994 the Finance Company maintained both an allowance for credit losses and a nonrefundable dealer discount. Subsequent experience has indicated to management that the nonrefundable dealer discount is adequate to absorb possible losses on credits that may become uncollectable. Accordingly, the allowance for credit losses amounting to $375,000 at December 31, 1993, was accreted into income in 1994.

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)


  The following table summarizes, for the periods indicated, period end and average finance receivables, and activity in the nonrefundable dealer discount and related ratios:

                                                     12/31/95  12/31/94  12/31/93
                                                     --------  --------  --------
      Net finance receivables, before nonrefundable
       dealer discount, end of period..............  $231,726  $93,563   $18,723
      Average finance receivables, before
       nonrefundable dealer discount...............   153,603   51,885     7,261
      Balance at January 1--nonrefundable dealer
       discount....................................     5,351    1,157      0.00
      Nonrefundable dealer discount established....    13,992    6,729     1,567
      Discount accretion...........................    (2,046)  (2,059)     (375)
      Net charges to dealer discount...............    (4,642)    (476)      (35)
                                                     --------  -------   -------
      Balance at December 31--nonrefundable dealer
       discount....................................  $ 12,655  $ 5,351   $ 1,157
                                                     ========  =======   =======
      Net charges to the nonrefundable dealer
       discount to average finance receivables
       before nonrefundable dealer discount
       (annualized)................................      3.02%    0.92%     0.48%
      Nonrefundable dealer discount to finance
       receivables before dealer discount at end of
       period......................................      5.46%    5.71%     8.18%

  Effective January 1, 1996, the Finance Company adopted the practice of accumulating loss data on individual pools of loans based on month of origination (pools). The nonrefundable dealer discount within each pool is available to cover losses incurred on the pool or to be accreted into income over the estimated life of the related loans, based upon management's estimate of loan losses. To the extent management's estimate of losses by pool exceeds the related available dealer discount, income accretion, if any, would cease and a loan loss reserve would be established through charges to operating expense. Prior to January 1, 1996, the discount was accreted into income over the contractual life of the loan, subject to aggregate loan charge-offs.

  Additionally, effective January 1, 1996, repossession and repair expenses, which were formerly added to the customer loan balances and reported as part of the charge to the dealer discount, are immediately reported in other operating expenses as incurred. This revision will reduce charges to the dealer discount and increase operating expenses.

  The Company's policy regarding repossessions was revised, beginning January 1, 1996, to require that repossessed assets and deficiency balance accounts (account balances remaining after the sale of a repossessed asset to be satisfied by the refundable portions of insurance and warranty policies) be charged down to the estimated net realizable value on an immediate basis. Previously, repossessed assets and balances remaining after repossession or sale were charged down to the estimated net realizable value in the month following the 90 and 60 day agings, respectively. Accordingly, charges to the nonrefundable dealer discount are expected to increase as the timing accelerates but be the same over the life of the loan and vehicle disposition period.

 Debt

  The Finance Company's purchases of sales finance contracts are primarily financed with funds drawn on three principal sources. First, is a $150 million (as of December 31, 1995) commercial paper facility which is guaranteed by the Company and supported by a $200 million (as of December 31, 1995) secured senior debt revolving credit agreement. The commercial paper is rated D-2 by Duff & Phelps Credit Rating Service ("Duff

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

& Phelps") and F-2 by Fitch Investor Services ("Fitch"). Commercial paper outstanding at December 31, 1995 was $127 million. The program began in May 1995 and accordingly there was no usage in 1994 or 1993. Second, is the $200 million secured senior debt revolving credit agreement. Third, are advances from the Parent Company.

  The Finance Company, as of December 31, 1995, had $57.4 million of borrowings outstanding under the $200 million secured senior debt revolving credit agreement compared with $53 million outstanding as of December 31, 1994.

  The Company, as of December 31, 1995 and 1994, had outstanding $25 million of 9% subordinated debt which was issued concurrently with the Company's initial public offering during 1994. The Company also has available a $15 million senior unsecured revolving loan, under which no borrowings were outstanding as of December 31, 1995 compared with $5 million outstanding as of December 31, 1994 (see Notes 5 and 6 to the Restated Financials).

  Duff & Phelps has placed the Company's subordinated debt rating and the Finance Company's commercial paper rating on credit watch for possible downgrade as a result of the share exchange agreement and the pending split-off of the Bank and Mortgage. In addition, Fitch has placed the Finance Company's commercial paper rating on FitchAlert with an evolving status. Any downgrading of the Company's credit rating could have the effect of increasing the Company's borrowing rates and the interest rates on the Finance Company's commercial paper and could negatively impact the marketability of the Finance Company's commercial paper.

 Discontinued Operations

  The loan portfolio of the Company's discontinued operations has grown in each of the last three years. Gross loans increased $81.0 million, or 7.1% at December 31, 1995 as compared to December 31, 1994. In 1994, gross loans increased $143.8 million, or 14.7%, as compared to December 31, 1993. Commercial and industrial loans are the largest component of the portfolio, representing 52.5% and 53.8% at December 31, 1995 and 1994, respectively. Nonperforming assets totaled $15.3 million and $13.7 million at December 31, 1995 and 1994, respectively. Nonperforming assets to total loans plus repossessed property were 1.26% and 1.21% at December 31, 1995 and 1994, respectively.

  Average deposits increased 5.0% in 1995 as compared to an increase of 11.6% in 1994. In recent years, the earning asset growth has exceeded core deposit growth, which has resulted in increased use of brokered certificates of deposit and other borrowed funds. The Bank is categorized as "well capitalized" with respect to all bank regulatory capital guidelines. Interest rate swaps have been entered into by the bank as a designated hedge against then existing balance sheet interest rate risk. The notional amount of all interest rate swaps at December 31, 1995 was $75 million.

RESULTS OF OPERATIONS

 Net Interest Income

  Net interest income, the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities, is the Company's principal source of earnings. The amount of net interest income is affected by changes in the volume of earning assets, the level of rates earned on those assets, the volume of interest-bearing liabilities, and the level of rates paid on those interest-bearing liabilities.

  The net interest income of the Company has grown in each of the last two years. Net interest income for 1995 was $24.8 million, an increase of 128% from 1994. Net interest income for 1994 was $10.9 million, an

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

increase of 53.5% from $200,000 in 1993. Growth in net interest income during 1995 was primarily due to a 147% increase in net finance receivables. The Finance Company's net interest margin was 17.9% during 1995 compared to 22.9% during 1994 and 26.4% during 1993, its first year of operations. These decreases were generally due to an increase in the level of charges to nonrefundable dealer discount (which reduces the amount of discount accretion) and an expected increased utilization of debt rather than equity to fund incremental asset growth.

 Provision for Loan Losses

  The Company's primary protection against losses is the nonrefundable dealer discount. However, in the first year and a half of operations, the Company did not have any historical loss experience and established an allowance for credit losses of $375,000 in addition to the nonrefundable dealer discount. During 1994 management determined the nonrefundable Dealer discount was adequate to absorb possible losses on credits that may become uncollectable. Accordingly, the allowance for credit losses was accreted into income in 1994.

 Other Income

  Other income, which principally includes insurance commissions and warranty service fees, increased $741,000, or 145%, to $1.3 million in 1995 from $509,000 in 1994 and increased $399,000, or 363%, in 1994 from $110,000 in
1993. Both years' increases are principally due to the increase in the number of branch offices and in finance receivables.

  In early 1996, a management decision was made to include certain fee income related to warranty financing received on new contracts in the nonrefundable dealer discount. A portion of the dealer discount is then accreted into interest income. The revision will have the effect of increasing the discount and accretion income and lowering other income.

 Operating Expense

  The following table shows the Company's operating expenses for the years indicated in dollars and as a percent of average net receivables (dollars in thousands):

                                          FOR THE YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                           1995          1994          1993
                                      -------------- ------------- ------------
                                         $     %ANR     $    %ANR    $    %ANR
                                      -------- ----- ------- ----- ------ -----
   Salaries and employee benefits.... $  8,679  5.99 $ 4,176  8.56 $  948 13.89
   Occupancy of premises, net........      627   .43     249   .51     65   .95
   Furniture and equipment...........      230   .16      76   .16     32   .47
   Computer processing...............      427   .29     215   .44     60   .88
   Other operating expense...........    4,611  3.18   1,636  3.35    520  7.62
                                      -------- ----- ------- ----- ------ -----
       Total operating expense....... $ 14,574 10.05 $ 6,352 13.01 $1,625 23.81
                                      ======== ===== ======= ===== ====== =====
   Average net receivables........... $144,964       $48,807       $6,825

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

  Operating expense increased $8.2 million, or 129%, to $14.6 million in 1995, as compared to $6.4 million in 1994. For 1994, operating expense increased $4.7 million, or 291%, to $6.4 million from $1.6 million in 1993. These increases were primarily attributed to the opening of new branches and the growth in average net receivables. Expenses as a percentage of average net receivables showed a consistent decrease as the Company benefited from economies of scale as individual office sizes grew. The average size office at the end of 1995 was $8.8 million in gross finance receivables versus $5.3 million at the end of 1994 and $2.0 million at the end of 1993.

  Salaries and employee benefits represent the largest category of operating expense, accounting for 59.6% of the 1995 total versus 65.7% in 1994 and 58.3% in 1993. Salaries and employee benefits increased $4.5 million, or 108%, to $8.7 million in 1995 from $4.2 million in 1994. During 1994, salaries and employee benefits increased $3.2 million, or 341%. Salaries and employee benefits expense includes contributions to the Company's management incentive, employee stock ownership and profit sharing plans of $4.3 million, $3.9 million and $2.9 million in 1995, 1994 and 1993, respectively. The increases in these contributions were attributable to the increased profitability of the Company. The Company's group health insurance costs were maintained at $2.4 million in 1995 and 1994 compared with $2.5 million in 1993. In 1995, 1994 and 1993, the average number of full-time equivalent employees at the Company was 339, 140 and 49, respectively. The annual percentage increases of 141% and 188% in 1995 and 1994, respectively, were due to the growth of the Company in number of offices and finance receivables.

  Occupancy expenses increased $378,000, or 152%, to $627,000 in 1995 from $249,000 in 1994 and increased $184,000, or 283%, in 1994 from $65,000 in
1993. These increases were attributable to the Company's opening 11 new branch offices in 1995 and 12 in 1994. The Company normally leases space for a period of 3 years in Class B professional office buildings.

  Furniture and equipment expenses increased $154,000, or 203%, to $230,000 in 1995 from $76,000 in 1994, and increased $44,000, or 138%, in 1994 from
$32,000 in 1993. The majority of these increases related to the establishment of new offices.

  Computer processing expense increased $212,000, or 98.6%, to $427,000 in 1995 from $215,000 in 1994 and increased $155,000, or 258%, in 1994 from
$60,000 in 1993. The increases were a result of increased data processing charges from the Company's outside vendor, and were directly attributable to the growth in the number of branch offices and transactions processed.

  Other operating expense (which principally includes certain professional fees, consulting, outside services and other operating expenses, such as telephone, postage, office supplies and employee travel) increased $3.0 million, or 182%, to $4.6 million in 1995 from $1.6 million in 1994. During 1994, other operating expense increased $1.1 million, or 215%, from $500,000 in 1993. The rise in other operating expense was generally attributable to increased costs associated with growth in offices, finance receivables and headcount. These expenses as a percent of average net receivables continue to trend downward as the economics of scale at the Company are realized. The average branch size continued to increase to the 1995 level of $8.8 million in gross finance receivables.

 Income Taxes

  The income tax provision before discontinued operations for 1995, 1994 and 1993 was $4.4 million, $2.1 million and $(0.6) million, respectively. As a percentage of pretax income, income tax expense for 1995 was 38.6%, as compared to 39.5% in 1994 and an income tax benefit of 32.9% in 1993. The increase in income tax expense as a percentage of pretax income during 1994 was generally due to state income tax provisions. Management expects the percentage of income tax provision to pretax income to remain similar to 1995 rates as earnings continue to grow.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)


 Results of Operations--Discontinued Operations

  Net income from discontinued operations increased 14.7% to $16.6 million in 1995 from $14.5 million in 1994. Net interest income decreased $2 million, or 2.8%, during 1995, while earning assets increased 7.4% to $1.6 billion. The decline in net interest income was attributable to the decline in the tax equivalent net interest margin to 4.38% in 1995 from 4.88% in 1994. The decrease in the net interest margin was generally reflective of the increased cost of interest-bearing deposits and borrowings and a shift from lower cost interest-bearing demand deposits and savings accounts to time deposits and borrowed funds.

  Net income from discontinued operations increased 17.3% to $14.5 million in 1994 from $12.4 million in 1993. Net interest income increased $4.6 million, or 7%, during 1994, primarily because earning assets increased 13%. The increase in earning assets was partially offset by a decline in the net interest margin.

  The provision for loan losses decreased $3.3 million to $4.1 million in 1995 from $7.4 million in 1994. The ratio of net charge-offs to average total loans also decreased to 0.26% in 1995 from 0.41% in 1994. The provision for loan losses decreased $3.1 million to $7.4 million in 1994 from $10.5 million in 1993. The ratio of net charge-offs to average total loans also decreased from 0.57% in 1993 to 0.41% in 1994.

  Noninterest income increased 10.2% to $14.2 million in 1995 from $12.9 million in 1994. Service charges increased $253,000, or 3.5%, to $7.5 million in 1995 from 1994, primarily as a result of increases in retail and merchant credit card service charges. Trust fees grew to $3.5 million in 1995, an increase of $444,000, or 14.3%, over 1994 trust fees of $3.1 million. The increase was attributable to increased employee benefit, land trust and exchange trust revenues. In February 1995, the Bank completed an acquisition of approximately 1,000 land trust accounts from a financial institution located in the Chicago metropolitan area. Fees received from the sale of insurance and brokerage related activities decreased $253,000, or 45.2%, in 1995 from 1994. This decrease was primarily attributable to the outsourcing during 1995 of retail branch sales of insurance and financial services products.

  Mortgage banking income, which is comprised of gains and losses on loans originated for sale and loan servicing income, increased to $1.7 million in 1995 from $694,000 in 1994. The increase in 1995 mortgage banking income was primarily attributable to the adoption of SFAS No. 122, "Accounting for Mortgage Servicing Rights," which resulted in $895,000 of additional income. In addition, 1995 income benefited from a $487,000 gain on a bulk sale of mortgage servicing rights, offset by a decline in loan servicing income.

  Noninterest income decreased $2.5 million, or 16.4%, to $12.9 million in 1994 from $15.4 million in 1993, primarily because 1993 included a $2.4 million legal settlement. The legal settlement related to certain equipment leases purchased in December 1986 and was the result of a lawsuit filed against the seller claiming breach of contract and fraud. Service charge income increased $252,000, or 3.6%, as a result of a change in processing overdraft items. Fees received from the sale of insurance and brokerage related activities decreased $322,000, or 36.5%, from 1993 as a result of personnel losses and changes experienced at the Bank in that business line. Mortgage banking income in 1993 consisted primarily of loan servicing income. The $369,000 increase in mortgage banking income in 1994 over 1993 resulted from increased servicing volume. Gains from sales of investment securities totaled $8,000 in 1994 as compared to $565,000 in 1993.

  Noninterest expense increased less than 1% to $57.1 million in 1995 from $56.6 million in 1994. FDIC deposit insurance decreased $1.2 million as a result of the reductions in the premium rates assessed. Computer processing fees increased $268,000, or 18.6%, in 1995 over 1994 as a result of the increased cost of retail credit card processing and charges for phone lines associated with the Bank's wide area computer network. Advertising and public relations decreased $602,000, or 25.2%, in 1995 due to reduced amounts of television and radio

               COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)

advertisements relating to the Bank's "Sweat Equity" marketing campaign. Legal expenses increased $634,000, or 53.6%, as a result of increased litigation costs associated with various legal actions concluded in 1995. Furniture and equipment expenses increased $270,000, or 11.2%, as a result of increased depreciation charges, primarily related to technology enhancements.

  Noninterest expense increased $2.0 million, or 3.7%, to $56.6 million in 1994 from $54.6 million in 1993. Salaries and benefits increased $1.3 million, or 4.4%. FDIC insurance expense increased $246,000, or 10.3%, as a result of the increased level of deposits.

LIQUIDITY

  The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Company's ability to meet withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is actively managed, enabling senior management to effectively monitor changes in liquidity and react appropriately to fluctuations in market conditions.

  The Company's purchase of sales finance contracts are primarily financed with issuance of commercial paper, funds drawn pursuant to the senior secured revolving credit agreement, cash flow from maturing sales finance contracts and other borrowings (including subordinated borrowings). The Company began issuing commercial paper in 1995. Commercial paper issuances must meet the borrowing base requirements, as contained in the revolving credit facility described previously, as that facility also serves as the commercial paper backup facility.

  As indicated above, the Finance Company has financed its operations to date primarily through intercompany loans, bank loans and commercial paper sources. After the split-off, the Company's current sources of funds may not be adequate to fully support the Company's growth plans. Consequently, the Company is actively pursuing new sources of funds, such as securitizations of automobile loans or public or private offerings of debt securities.

  A significant portion of the Company's funding is obtained from commercial paper with maturities of 270 days or less. Because the Company's finance receivables have average maturities in excess of one year, the Finance Company's net interest income (and margin) can be negatively impacted in periods of rising interest rates. In addition, the Finance Company's continued growth is dependent upon its continued ability to obtain sufficient financing to fund its purchases of finance contracts.

  Cash inflows from operating activities exceeded operating outflows by $18.1 million in 1995, $17.4 million in 1994 and $10.7 million in 1993. Interest received net of interest paid is the principal source of operating cash inflows in each of the above periods. Management of investing and financing activities, and market conditions, determine the level and the stability of net interest cash flows.

  Net cash outflows from investing activities were $141.7 million in 1995 as compared to $90.0 million in 1994 and $23.4 million in 1993. In each of the aforementioned years, the majority of the net cash outflows from investing activities were the result of new loan volume.

  Net cash inflows from financing activities were $122.8 million in 1995 as compared to $77.8 million in 1994 and $8.5 million in 1993. All cash inflows from financing activities were primarily the result of borrowings for the purpose of funding new loan volume.

              COLE TAYLOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION--(CONTINUED)


  The Company's ability to pay dividends to its stockholders is limited pursuant to its revolving credit agreement unless the written consent of the Lender is obtained prior to dividend payment. While it is the Company's intention to continue to pay cash dividends on its common stock, there is no assurance that dividends will be paid in the future.

EFFECTS OF INFLATION

  A financial service organization's assets and liabilities are primarily monetary. Therefore, a financial service organization does not necessarily gain or lose due to the effects of inflation. Moreover, changes in interest rates, which are a major determinant of a financial service organization's profitability, do not necessarily correspond to changes in the prices of goods and services. An analysis of a financial service organization's asset and liability structure provides the best indication of how a financial services organization is positioned to respond to changing interest rates and maintain profitability.

  The financial statements have been prepared primarily on an historical basis which is mandated by generally accepted accounting principles. Fluctuations in the relative value of money due to inflation or recession generally are not considered.

ADDITIONAL ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"), is effective for fiscal years beginning after December 31, 1995. SFAS No. 121 requires entities to review assets to be held and used in the business for impairment and an impairment loss, if any, to be recognized if the carrying amount of the asset exceeds the fair value of the asset as defined in the pronouncement. The Company does not believe SFAS No. 121 will have a material impact on its financial condition and results of operations.

  Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation ("SFAS No. 123"), is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 encourages, but does not require, entities to recognize expense for stock-based awards based on their fair value on the date of grant. Under SFAS No. 123, entities may continue following the existing accounting rules (the intrinsic value method, which often results in no compensation expense), provided that pro forma disclosures are made of what net income and earnings per share would have been had the new fair value method been used. To do this, the fair value of options and similar awards will have to be calculated using complex valuation techniques. Additionally, this new standard requires entities to make significantly more disclosures regarding employee stock options than are now required. Management's evaluation of the impact of this pronouncement will be concluded subsequent to the split-off transaction when the full impact of the transaction's effect on the outstanding stock options is known.

  Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125") was issued in June 1996, and is effective for fiscal years beginning after December 31, 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, then the transfer is accounted for as a secured borrowing with pledge of collateral. Management is currently evaluating the impact of this pronouncement as it applies to the Finance Company's future potential securitization of automobile loans.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          Cole Taylor Financial Group, Inc.
                                           (Registrant)

                                               /s/ J. Christopher Alstrin
                                          By: _________________________________
                                                  J. Christopher Alstrin
                                                  Chief Financial Officer

Date: October 10, 1996